Exhibit 99.1

E A R N I N G S    R E L E A S E

Press Contacts:	Gary R. Shook, President & CEO	540-687-4801 or
pres@middleburgbank.com

	Raj Mehra, EVP & CFO	540-687-4816 or
cfo@middleburgbank.com

	Jeffrey H. Culver, EVP & COO	703-737-3470 or
coo@middleburgbank.com

MIDDLEBURG FINANCIAL CORPORATION ANNOUNCES FIRST QUARTER 2011 RESULTS

MIDDLEBURG, VA. – April 27, 2011 – Middleburg Financial Corporation (the “Company”) (Nasdaq: MBRG), today announced net income of $1.2 million for the quarter ending March 31, 2011 representing an increase of 50.7% over the same quarter in 2010.

“First Quarter net income of $1.2 million created a nice foundation for continued earnings growth for Middleburg as we move forward into 2011,” commented Gary R. Shook, President and Chief Executive Officer of Middleburg Financial Corporation. “While we were disappointed with the slight increase in non-performing assets, we are pleased with the strong growth in net interest income during the quarter, which helped to offset lower fee income from mortgage operations.  Our majority owned mortgage subsidiary, Southern Trust Mortgage capitalized upon recent disruptions in the market place by bringing aboard new loan officers and leadership, most notably in our Northern Virginia and Richmond markets.” Mr. Shook went on to say, “Additionally, we are extremely pleased with the marked improvement in our commercial loan and investment management business pipelines These renewed signs of life bode well for the Company over the coming quarters.  While we do expect our non-performing assets to remain elevated through 2011, our strong focus on loan work-outs, sales of foreclosed properties, and expense controls along with new revenue growth creates the opportunity for increased profitability as the economy continues to improve.”

First Quarter 2011 Highlights:

•	Net income of $1.2 million or $0.18 per diluted share, up 50.7% compared to first quarter of 2010;
•	Net interest margin of 3.80% compared to margin of 3.60% for fourth quarter of 2010;
•	Total revenue of $14.0 million, up 3.7% compared to first quarter of 2010;
•	Loan growth of 0.5% during the quarter;
•	Total assets of $1.1 billion, down 1.8% from December 31, 2010;
•	Deposits decreased $24.9 million or 2.8% during the quarter;
•	Provision for loan losses for the quarter decreased by 51.1% compared to first quarter of 2010; and
•
Capital ratios continue to be strong: Tangible Common Equity Ratio of 8.54%, Total Risk-Based Capital Ratio of 14.5%, Tier I Risk-Based Capital Ratio of 13.3%, and a Tier 1 Leverage Ratio of 9.4% at March 31, 2011.

Total Revenue

Total revenue was $14.0 million in the quarter ended March 31, 2011 compared to $17.0 million in the previous quarter and $13.5 million in the quarter ended March 31, 2010, representing a decrease of 17.1% compared to the previous linked quarter and an increase of 3.7% compared to the calendar quarter ended March 31, 2010.

Net interest income was $9.0 million during the three months ended March 31, 2011, which was unchanged compared to the quarter ended December 31, 2010 and an increase of 6.8% compared to the quarter ended March 31, 2010. The average yield on earning assets was 4.91% for the quarter ended March 31, 2011 compared to 4.78% for the previous quarter and 5.58% for the quarter ended March 31, 2010, representing an increase of 13 basis points from the previous quarter and a decrease of 67 basis points from the quarter ended March 31, 2010.   Average earning assets declined 3.1% compared to the previous quarter. The primary reason for the decline in earning assets during the first quarter was a reduction in balances of mortgage loans held-for-sale. The increase in yields on earning assets from the previous quarter reflected a decrease of 21 basis points in the yield of the securities portfolio and a 26 basis point increase in yields for the loan portfolio.

The average cost of interest bearing liabilities was 1.30% for the quarter ended March 31, 2011, compared to 1.41% in the previous quarter, and 1.93% for the quarter ended March 31, 2010, representing a decrease of 11 basis points from the previous quarter and a decrease of 63 basis points from the quarter ended March 31, 2010.  Costs for wholesale borrowings increased by 2 basis points during the quarter, while costs for retail deposits decreased by 9 basis points during the same period.  The decline in the cost of retail deposits was driven by a 6 basis point decline in the cost of interest checking deposits and a 4 basis point decline in the cost of time deposits. Cost of funds is calculated by dividing total interest expense by the sum of average interest bearing liabilities and average demand deposits. Cost of funds was 1.14% for the quarter ended March 31, 2011 compared to 1.21% for the quarter ended December 31, 2010, a decrease of 7 basis points from the previous quarter

The net interest margin for the three months ended March 31, 2011 was 3.80%, compared to 3.60% for the previous quarter, and 3.94% for the quarter ended March 31, 2010, representing an increase of 20 basis points from the previous quarter and a decrease of 14 basis points compared to the quarter ended March 31, 2010.

The Company’s net interest margin is not a measurement under accounting principles generally accepted in the United States, but it is a common measure used by the financial services industry to determine how profitably earning assets are funded. The Company’s net interest margin is calculated by dividing tax equivalent net interest income by total average earning assets.  Tax equivalent net interest income is calculated by grossing up interest income for the amounts that are non-taxable (i.e., municipal income) then subtracting interest expense. The tax rate utilized is 34%. Details on the calculation of the net interest margin are included in the “Key Statistics” table.

Non-interest income declined by $3.0 million or 37.7% when comparing the quarter ended March 31, 2011 to the previous quarter, and declined by $103,000 or 2.0% compared to the calendar quarter ended March 31, 2010. The primary reason for the lower non-interest income in the first quarter of 2011 was a decline in gain-on-sale revenues from the Company’s mortgage operations.

Southern Trust Mortgage originated $136.4 million in mortgage loans during the quarter ended March 31, 2011 compared to $227.7 million originated during the previous quarter, a decrease of 40%, and $149 million originated during the quarter ended March 31, 2010, a  decrease of 10% when comparing calendar quarters.  Gains on mortgage loan sales decreased by 48.6% when comparing the quarter ended March 31, 2011 to the previous quarter.  Gains on mortgage loan sales increased by 8.2% when comparing the quarter ended March 31, 2011 to the quarter ended March 31, 2010.  The decline in mortgage originations and the decrease in gain-on-sale revenue in the first quarter of 2011 was driven by an increase in mortgage rates during the first quarter.

The revenues and expenses of Southern Trust Mortgage for the three month period ended March 31, 2011 is reflected in the Company’s financial statements on a consolidated basis following generally accepted accounting principles in the United States.  The outstanding equity interest not held by the Company is reported on the Company’s balance sheet as “Non-controlling interest in consolidated subsidiary” and the earnings or loss attributable to the non-controlling interest is reported on the Company’s statement of operations as “Net (income) / loss attributable to non-controlling interest.”

Trust and investment advisory service fees earned by Middleburg Trust Company (“MTC”) increased by 3.5% when comparing the quarter ended March 31, 2011 to the previous quarter, and increased by 6.4% compared to the quarter ended March 31, 2010.  On January 3, 2011, Middleburg Investment Advisers was merged into Middleburg Trust Company and ceased operating as an independent company.

Trust and investment advisory fees are based primarily upon the market value of the accounts under administration.  Total consolidated assets under administration by MTC were at $1.2 billion at March 31, 2011, a decrease of 7.6% relative to December 31, 2010 and an increase of 5.9% relative to March 31, 2010.

Net securities gains were $34,000 during the quarter ended March 31. 2011 compared to net securities losses of $20,000 during the quarter ended December 31, 2010.  The net securities gains during the quarter ended March 31, 2011 included $1,000 of other than temporary impairment losses related to one trust preferred security identified as impaired under generally accepted accounting principles.

Non-Interest Expense

Non-interest expense in the first quarter of 2011 decreased by 13.5% compared to the previous quarter and increased by 2.5% compared to the quarter ended March 31, 2010.

Salaries and employee benefit expenses decreased by $432,000 or 5.6% when comparing the first quarter of 2011 to the quarter ended December 31, 2010, primarily due to a decline in commission expenses. Expenses related to Other Real Estate Owned (OREO) decreased by $498,000 or 59.1% when comparing the first quarter of 2011 to the previous quarter. Other expenses, which include expenses such as supplies, travel and entertainment expenses fell by $841,000 when comparing the quarter ended March 31, 2011 to the previous quarter.

The Company’s efficiency ratio which is represented by the ratio of non-interest expense to the sum of tax equivalent net interest income and non-interest income, excluding securities gains and losses, was 84.96% for the first quarter of 2011, compared to an efficiency ratio of 81.42% in the quarter ending December 31, 2010.

Asset Quality and Provision for Loan Losses

The provision for loan losses in the quarter ended March 31, 2011 was $454,000 compared to a $655,000 provision in the quarter ended December 31, 2010 and a provision of $929,000 in the quarter ended March 31, 2010, representing a decrease of 30.7% from the previous quarter and a decrease of 51.1% from the quarter ended March 31, 2010.

The Allowance for Loan and Lease Losses (ALLL) at March 31, 2011 was $14.6 million representing 2.20% of total portfolio loans outstanding versus 2.27% at December 31, 2010 and 1.50% of total portfolio loans at March 31, 2010.

Loans that were delinquent for more than 90 days and still accruing were $6.6 million as of March 31, 2011 compared to $909,000 as of December 31, 2010. The increase in delinquent loans in the first quarter was primarily due to two credit relationships:

1)
Credit Relationship for $4.5 million –The loan has matured and negotiations are underway with the  borrower to resolve the delinquency status.  Management believes that the reserve provided for on this loan at March 31, 2011 is adequate.

2)
Credit Relationship for $1.6 million – The loan is secured with commercial real estate which is undergoing a tenant transition and is expected to be brought current in the near future.  Management believes that the loan is adequately collateralized and that no additional reserve is needed as of March 31, 2011.

Non-accrual loans were $27.6 million at the end of the first quarter compared to $29.4 million as of December 31, 2010, representing a decrease of 6.1% during the first quarter.  Restructured loans were $1.3 million at the end of the first quarter, unchanged from the balance of restructured loans as of December 31, 2010. Other Real Estate Owned (OREO) was $7.8 million as of March 31, 2011 compared to $8.4 million as of December 31, 2010, representing a decrease of 7.1% during the first quarter. Non-performing assets were $43.3 million or 4.0% of total assets at March 31, 2011, compared to $39.9 million or 3.5% of total assets as of December 31, 2010.

Total Consolidated Assets

Total assets at March 31, 2011 were $1.1 billion, a decrease of $20.3 million or 1.8% compared to total assets at December 31, 2010.

Growth in total portfolio loans was $3.2 million or 0.5% for the first quarter. The securities portfolio increased by $6.4 million or 2.5% in the first quarter relative to the previous quarter. Balances of mortgages held for sale declined by $5.0 million or 42.0% in the first quarter of 2011.   Cash balances and deposits at other banks decreased by 5.3% in the first quarter of 2011.

Deposits and Other Borrowings

Total deposits decreased by 2.8% in the first quarter.  Brokered deposits, including CDARS program funds, were $93.1 million at March 31, 2011, down $29.2 million or 23.8% from December 31, 2010. Brokered deposit balances declined in the first quarter as the Company used proceeds from sales of mortgage loans to pay off maturing deposits. FHLB advances were $72.9 million at March 31, 2011, up $10 million from December 31, 2010, or an increase of 15.9%.

Equity and Capital

Total shareholders’ equity at March 31, 2011 was $98.4 million, compared to shareholders’ equity of $97.0 million as of December 31, 2010. Retained earnings at March 31, 2011 were $38.5 million compared to $37.6 million at December 31, 2010. The book value of the Company’s common stock at March 31, 2011 was $14.18 per share.  The Company’s total risk-based capital ratio increased from 14.1% at December 31, 2010 to 14.5% at March 31, 2011, the Tier 1 risk-based capital ratio increased from 12.8% to 13.3% and the Tier 1 Leverage Ratio increased from 9.0% to 9.4% during the same period.  The increases in the risk-based capital ratios resulted from increased capital levels from December 31, 2010 to March 31, 2011 due to quarterly earnings and a slight decrease in average assets from the quarter ended December 31, 2010 to the quarter ended March 31, 2011.

Certain information contained in this discussion may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These forward-looking statements relate to the Company’s future operations and are generally identified by phrases such as “the Company expects,” “the Company believes” or words of similar import.  Although the Company believes that its expectations with respect to the forward-looking statements are based upon reliable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results, performance or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. For details on factors that could affect expectations, see the risk factors and other cautionary language included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, and other filings with the Securities and Exchange Commission.

About Middleburg Financial Corporation
Middleburg Financial Corporation is headquartered in Middleburg, Virginia and has two wholly owned subsidiaries, Middleburg Bank and Middleburg Investment Group, Inc. Middleburg Bank serves communities in Virginia with financial centers in Ashburn, Gainesville, Leesburg, Marshall, Middleburg, Purcellville, Reston, Warrenton and Williamsburg. Middleburg Investment Group owns Middleburg Trust Company, which is headquartered in Richmond, Virginia with offices in Middleburg, Alexandria and Williamsburg. Middleburg Financial Corporation is also the majority owner of Southern Trust Mortgage, which is based in Virginia Beach and provides mortgages through 17 offices in 11 states.

MIDDLEBURG FINANCIAL CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except for per share data)

	Unaudited
	For the Three Months
	Ended March 31,
	2011	2010
INTEREST INCOME
Interest and fees on loans	$9,735	$10,445
Interest and dividends on securities available for sale
Taxable	1,399	938
Tax-exempt	561	693
Dividends	36	21
Interest on deposits in banks and federal funds sold	27	35
Total interest and dividend income	11,758	12,132

INTEREST EXPENSE
Interest on deposits	2,308	3,174
Interest on securities sold under agreements to
repurchase	56	20
Interest on short-term borrowings	63	44
Interest on long-term debt	296	438
Total interest expense	2,723	3,676

NET INTEREST INCOME	9,035	8,456
Provision for loan losses	454	929

NET INTEREST INCOME AFTER PROVISION
FOR LOAN LOSSES	8,581	7,527

NONINTEREST INCOME
Service charges on deposit accounts	489	441
Trust services income	867	815
Net gains on loans held for sale	2,847	2,630
Net gains on securities available for sale	35	506
Total other-than-temporary impairment (loss) gain on securities	343	(41)
Portion of (gain) loss recognized in other comprehensive income	(344)	(110)
Net impairment loss on securities	(1)	(151)
Commissions on investment sales	180	144
Fees on mortgages held for sale	154	358
Other service charges, commissions and fees	115	113
Bank-owned life insurance	123	125
Other operating income	160	91
Total noninterest income	4,969	5,072

NONINTEREST EXPENSE
Salaries and employees' benefits	7,316	6,924
Net occupancy and equipment expense	1,676	1,604
Advertising	156	180
Computer operations	365	328
Other real estate owned	344	210
Other taxes	197	196
Federal deposit insurance expense	407	801
Other operating expenses	1,775	1,700
Total noninterest expense	12,236	11,943

Income before income taxes	1,314	656
Income tax expense	317	87

NET INCOME	997	569
Net (income) loss attributable to non-
controlling interest	230	245
Net income attributable to Middleburg
Financial Corporation	$1,227	$814

Earnings per share:
Basic	$0.18	$0.12
Diluted	$0.18	$0.12

MIDDLEBURG FINANCIAL CORPORATION
CONSOLIDATED BALANCE SHEETS
(In thousands, except for share and per share data)

	(Unaudited)
	March 31,	December 31,
	2011	2010
ASSETS
Cash and due from banks	$22,060	$21,955
Interest-bearing deposits with other institutions	39,237	42,769
Total cash and cash equivalents	61,297	64,724
Securities available for sale	258,412	252,042
Loans held for sale	34,407	59,361
Restricted securities, at cost	6,746	6,296
Loans receivable, net of allowance for loan losses of $14,575 at
March 31, 2011 and $14,967 at December 31, 2010.	647,985	644,345
Premises and equipment, net	20,908	21,112
Goodwill and identified intangibles	6,317	6,360
Other real estate owned, net of valuation allowance of
$1,187 at March 31, 2011 and $1,486 at December 31, 2010.	7,825	8,394
Prepaid federal deposit insurance	4,791	5,154
Accrued interest receivable and other assets	35,601	36,779

TOTAL ASSETS	$1,084,289	$1,104,567

LIABILITIES
Deposits:
Non-interest-bearing demand deposits	$122,888	$130,488
Savings and interest-bearing demand deposits	448,065	436,718
Time deposits	294,502	323,100
Total deposits	865,455	890,306
Securities sold under agreements to repurchase	27,963	25,562
Short-term borrowings	4,244	13,320
Long-term debt	72,912	62,912
Subordinated notes	5,155	5,155
Accrued interest payable and other liabilities	7,353	7,319

TOTAL LIABILITIES	983,082	1,004,574

SHAREHOLDERS' EQUITY
Common stock ($2.50 par value; 20,000,000 shares authorized,
6,945,261 issued; 6,942,315 and 6,925,437 outstanding at
March 31, 2011 and December 31, 2010, respectively)	17,314	17,314
Capital surplus	43,105	43,058
Retained earnings	38,473	37,593
Accumulated other comprehensive loss	(480)	(1,012)
Total Middleburg Financial Corporation shareholders' equity	98,412	96,953
Non-controlling interest in consolidated subsidiary	2,795	3,040

TOTAL SHAREHOLDERS' EQUITY	101,207	99,993

TOTAL LIABILITIES AND SHAREOLDERS’ EQUITY	$1,084,289	$1,104,567

QUARTERLY SUMMARY INCOME STATEMENTS
MIDDLEBURG FINANCIAL CORPORATION
(Unaudited. Dollars in thousands except per share data)
	For the Three Months Ended
	Mar. 31, 2011	Dec. 31, 2010	Sep. 30, 2010	Jun. 30, 2010	Mar. 31, 2010
Interest and Dividend Income
Interest and fees on loans	$9,735	$9,887	$9,832	$10,384	$10,445
Interest on securities available for sale
Taxable	1,399	1,539	1,166	1,090	938
Exempt from federal income taxes	561	600	621	600	693
Dividends	36	30	32	22	21
Interest on federal funds sold and other	27	32	36	28	35
Total interest and dividend income	$11,758	$12,088	$11,687	$12,124	$12,132
Interest Expense
Interest on deposits	$2,308	$2,623	$3,160	$3,077	$3,174
Interest on securities sold under agreements to repurchase	56	61	63	60	20
Interest on short-term borrowings	63	148	134	67	44
Interest on long-term debt	296	246	372	488	438
Total interest expense	$2,723	$3,078	$3,729	$3,692	$3,676
Net interest income	$9,035	$9,010	$7,958	$8,432	$8,456
Provision for loan losses	454	655	9,130	1,291	929
Net interest income (loss) after provision
for loan losses	$8,581	$8,355	$(1,172)	$7,141	$7,527
Other Income
Trust services income	$867	$838	$807	$875	$815
Service charges on deposit accounts	489	488	487	468	441
Net gains (losses) on securities available for sale	35	109	288	(37)	506
Total other-than-temporary impairment gain (loss) on securities	343	(44)	(557)	(97)	(41)
Portion of (gain) loss recognized in other comprehensive income	(344)	(85)	(169)	-	(110)
Net other-than-temporary impairment loss	(1)	(129)	(726)	(97)	(151)
Commissions on investment sales	180	169	142	167	144
Bank owned life insurance	123	112	136	130	125
Gain on loans held for sale	2,847	5,537	5,147	3,844	2,630
Fees on loans held for sale	154	570	477	476	358
Other service charges, commissions and fees	115	114	97	143	113
Other operating income	160	169	42	88	91
Total other income	$4,969	$7,977	$6,897	$6,057	$5,072
Other Expense
Salaries and employee benefits	$7,316	$7,748	$7,464	$7,457	$6,924
Net occupancy expense of premises	1,676	1,598	1,557	1,490	1,604
Other taxes	197	200	201	201	196
Advertising	156	386	257	248	180
Computer operations	365	316	340	340	328
Other real estate owned	344	842	666	295	210
Audits and examinations	126	219	96	162	115
Legal fees	89	50	96	167	139
FDIC insurance	407	386	368	352	801
Other operating expenses	1,560	2,401	3,342	1,554	1,446
Total other expense	$12,236	$14,146	$14,387	$12,266	$11,943

Income (loss) before income taxes	$1,314	$2,186	$(8,662)	$932	$656
Income tax expense (benefit)	317	573	(3,297)	75	87
Net income (loss)	$997	$1,613	$(5,365)	$857	$569
Less: Net (income) loss attributable to non-controlling interest	230	(51)	(423)	(133)	245
Net income (loss) attributable to Middleburg Financial Corporation	$1,227	$1,562	$(5,788)	$724	$814

Net income (loss) per common share, basic	$0.18	$0.23	$(0.83)	$0.10	$0.12
Net income (loss) per common share, diluted	$0.18	$0.23	$(0.83)	$0.10	$0.12
Dividends per common share	$0.05	$0.05	0.10	$0.10	$0.10

MIDDLEBURG FINANCIAL CORPORATION
KEY STATISTICS
(Unaudited. Dollars in thousands except per share data)	For the Three Months Ended
	Mar 31, 2011	Dec 31, 2010	Sep 30, 2010	Jun 30, 2010	Mar 31, 2010

Net Income (dollars in thousands)	$1,227	$1,562	$(5,788)	$724	$814
Earnings (loss) per share, basic	$0.18	$0.23	$(0.83)	$0.10	$0.12
Earnings (loss) per share, diluted	$0.18	$0.23	$(0.83)	$0.10	$0.12
Dividend per share	$0.05	$0.05	$0.10	$0.10	$0.10

Return on average total assets - Year to Date	0.46%	-0.25%	-2.11%	0.28%	0.33%
Return on average total equity - Year to Date	5.11%	-2.71%	-22.03%	2.85%	3.25%
Dividend payout ratio	27.78%	22.21%	NA	100.00%	84.90%
Non-interest revenue to total revenue (1)	35.02%	39.82%	38.56%	34.05%	28.00%

Net interest margin (2)	3.80%	3.60%	3.27%	3.67%	3.94%
Yield on average earning assets	4.91%	4.78%	4.74%	5.22%	5.58%
Yield on average interest-bearing liabilities	1.30%	1.41%	1.73%	1.82%	1.93%
Net interest spread	3.61%	3.37%	3.01%	3.40%	3.65%

Non-interest income to average assets (3)	1.82%	2.88%	2.69%	2.39%	1.93%
Non-interest expense to average assets (3)	4.53%	5.09%	5.29%	4.73%	4.90%

Efficiency ratio - QTD (Tax Equiv) (4)	84.96%	81.42%	91.77%	81.78%	87.85%

(1)	Excludes securities gains and losses including OTTI adjustments.
(2)
The net interest margin is calculated by dividing tax equivalent net interest income by total average earning assets.  Tax equivalent net interest income is calculated by grossing up interest income for the amounts that are non taxable (i.e., municipal income) then subtracting interest expense. The tax rate utilized is 34%. The Company’s net interest margin is a common measure used by the financial service industry to determine how profitably earning assets are funded.  Because the Company earns a fair amount of non taxable interest income due to the mix of securities in its investment security portfolio, net interest income for the ratio is calculated on a tax equivalent basis as described above.  This calculation excludes net securities gains and losses.

(3)	Ratios are computed by dividing annualized income and expense amounts by quarterly average assets.
(4)
The efficiency ratio is not a measurement under accounting principles generally accepted in the United States.  It is calculated by dividing non interest expense by the sum of tax equivalent net interest income and non interest income excluding gains and losses on the investment portfolio.  The tax rate utilized is 34%. The Company calculates this ratio in order to evaluate its overhead structure or how effectively it is operating.

MIDDLEBURG FINANCIAL CORPORATION
SELECTED FINANCIAL DATA BY QUARTER
(Unaudited. Dollars in thousands except per share data)	Mar 31, 2011	Dec 31, 2010	Sep 30, 2010	Jun 30, 2010	Mar 31, 2010
BALANCE SHEET RATIOS
Loans to deposits (Including HFS)	80.53%	80.72%	81.69%	83.43%	84.69%
Average interest-earning assets to
average-interest bearing liabilities	117.58%	118.50%	117.22%	117.69%	117.51%
PER SHARE DATA
Dividends	$0.05	$0.05	$0.10	$0.10	$0.10
Book value (MFC Shareholders)	$14.18	$14.02	$14.22	$14.84	$14.65
Tangible book value (3)	$13.27	$13.10	$13.29	$13.91	$13.71
SHARE PRICE DATA
Closing price	$17.75	$14.26	$14.08	$13.91	$15.06
Diluted earnings multiple (1)	24.65	15.50	NA	34.78	31.38
Book value multiple(2)	1.25	1.02	0.99	0.94	1.03

COMMON STOCK DATA
Outstanding shares at end of period	6,942,315	6,925,437	6,915,687	6,914,687	6,909,293
Weighted average shares O/S Basic - QTD	6,940,154	6,937,801	6,934,366	6,911,744	6,909,293
Weighted average shares O/S, diluted - QTD	6,943,189	6,938,359	6,934,366	6,924,338	6,912,173
CAPITAL RATIOS
Capital to Assets - Common shareholders	9.08%	8.79%	8.85%	9.67%	9.94%
Capital to Assets - with Noncontrolling Interest	9.33%	9.05%	9.13%	9.92%	10.20%
Tangible common equity ratio (4)	8.54%	8.26%	8.32%	9.11%	9.36%
Total risk based capital ratio	14.59%	14.10%	13.54%	14.58%	15.02%
Tier 1 risk based capital ratio	13.33%	12.84%	12.29%	13.33%	13.77%
Leverage ratio	9.37%	9.04%	9.08%	10.58%	10.71%
CREDIT QUALITY
Net charge-offs to average loans	0.12%	0.22%	0.47%	0.15%	0.04%
Total non-performing loans to total portfolio loans	5.36%	4.66%	4.69%	2.81%	2.00%
Total non-performing assets to total assets	3.99%	3.54%	3.50%	2.64%	1.88%
Non-accrual loans to:
total loans	4.17%	4.46%	4.57%	1.87%	1.46%
total assets	2.55%	2.66%	2.69%	1.15%	0.94%
Allowance for loan losses to:
total portfolio loans	2.20%	2.27%	2.42%	1.54%	1.50%
non-performing assets	33.65%	38.29%	40.84%	35.98%	51.43%
non-accrual loans	52.74%	50.93%	53.04%	82.51%	102.67%
NON-PERFORMING ASSETS:
Loans delinquent over 90 days and still accruing	$6,593	$909	$388	$6,188	$3,544
Non-accrual loans	27,638	29,385	29,923	12,211	9,613
Restructured Loans	1,254	1,254	404	1,346	-
Other real estate owned and repossessed assets	7,825	8,394	8,142	8,257	6,034
Total non-performing assets	$43,310	$39,942	$38,857	$28,002	$19,191
NET LOAN CHARGE-OFFS:
Loans charged off	$933	$1,600	$3,351	$1,142	$291
(Recoveries)	(87)	(42)	(16)	(56)	(47)
Net charge-offs	$846	$1,558	$3,335	$1,086	$244
PROVISION FOR LOAN LOSSES	$454	$655	$9,130	$1,291	$929
ALLOWANCE FOR LOAN LOSS SUMMARY
Balance at the beginning of period	$14,967	$15,870	$10,075	$9,870	$9,185
Provision	454	655	9,130	1,291	929
Net charge-offs	(846)	(1,558)	(3,335)	(1,086)	(244)
Balance at the end of period	$14,575	$14,967	$15,870	$10,075	$9,870

(1)
The diluted earnings multiple is calculated by dividing the period’s closing market price per share by the annualized diluted earnings per share for the period.  The diluted earnings multiple is a measure of how much an investor may be willing to pay for $1.00 of the Company’s earnings.   In quarters where the Company incurs net losses, the diluted earnings multiple is not meaningful and is shown as “NA”.

(2)
The book value multiple (or price to book ratio) is calculated by dividing the period’s closing market price per share by the period’s book value per share.  The book value multiple is a measure used to compare the Company’s market value per share to its book value per share.

(3)
Tangible book value is not a measurement under accounting principles generally accepted in the United States.  It is computed by subtracting identified intangible assets and goodwill from total Middleburg Financial Corporation shareholders’ equity and then dividing the result by the number of shares of common stock issued and outstanding at the end of the accounting period.

(4)
The tangible common equity ratio is not a measurement under accounting principles generally accepted in the United States.  It is computed by subtracting identified intangible assets and goodwill from total Middleburg Financial Corporation shareholders’ equity and total assets and then dividing the adjusted shareholders’ equity balance by the adjusted total asset balance.

	Average Balances, Income and Expenses, Yields and Rates
	Three Months Ended March 31
		2011			2010
	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Rate (2)	Balance	Expense	Rate (2)
	(Dollars in thousands)
Assets :
Securities:
Taxable	$204,725	$1,435	2.84%	$119,744	$959	3.25%
Tax-exempt (1)	53,974	850	6.39%	63,929	1,050	6.66%
Total securities	$258,699	$2,285	3.58%	$183,673	$2,009	4.44%
Loans
Taxable	$694,628	$9,735	5.68%	$678,854	$10,445	6.24%
Total loans (3)	$694,628	$9,735	5.68%	$678,854	$10,445	6.24%
Federal funds sold	-	-	0.00%	-	-	0.00%
Interest bearing deposits in
other financial institutions	41,980	27	0.26%	44,677	35	0.32%
Total earning assets	$995,307	$12,047	4.91%	$907,204	$12,489	5.58%
Less: allowances for credit losses	(14,747)			(9,104)
Total nonearning assets	95,185			90,757
Total assets	$1,075,745			$988,857

Liabilities:
Interest-bearing deposits:
Checking	$287,005	$486	0.69%	$279,655	$601	0.87%
Regular savings	89,650	187	0.85%	70,393	183	1.05%
Money market savings	60,872	101	0.67%	50,957	115	0.92%
Time deposits:
$100,000 and over	130,641	605	1.88%	161,447	1,152	2.89%
Under $100,000	168,537	929	2.24%	136,953	1,123	3.33%
Total interest-bearing deposits	$736,705	$2,308	1.27%	$699,405	$3,174	1.84%

Short-term borrowings	5,739	63	4.45%	4,843	44	3.68%
Securities sold under agreements
to repurchase	29,308	56	0.77%	21,643	20	0.37%
Long-term debt	74,734	296	1.61%	46,136	438	3.85%
Total interest-bearing liabilities	$846,486	$2,723	1.30%	$772,027	$3,676	1.93%
Non-interest bearing liabilities
Demand Deposits	122,118			105,994
Other liabilities	6,873			6,563
Total liabilities	$975,477			$884,584
Non-controlling interest	2,830			2,725
Shareholders' equity	97,438			101,548
Total liabilities and shareholders'
equity	$1,075,745			$988,857

Net interest income		$9,324			$8,813

Interest rate spread			3.61%			3.65%
Cost of funds			1.14%			1.70%
Interest expense as a percent of
average earning assets			1.11%			1.64%
Net interest margin			3.80%			3.94%

(1) Income and yields are reported on tax equivalent basis assuming a federal tax rate of 34%.
(2) All yields and rates have been annualized on a 365 day year.
(3) Total average loans include loans on non-accrual status.